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                         EXHIBIT 99.1


INHALE ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

SAN CARLOS, CALIF., FEBRUARY 4, 2000 -- Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $200 million aggregate principal amount of convertible subordinated notes ($230 million if the over-allotment option is exercised in full). The offering of the notes, which was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, is expected to close on February 8, 2000. The notes will be convertible into shares of Inhale's common stock and will have a seven-year term.

Interest on the notes will accrue at a rate of 5.0% per year, subject to adjustment in certain circumstances. The notes will mature in 2007 and will be convertible into shares of Inhale's common stock at a conversion price of $76.71 per share, subject to adjustment in certain circumstances.

The net proceeds of the offering will be used by Inhale to fund expansion of its production capabilities and facilities, various product and technology development programs, acquisitions, working capital and other general corporate purposes. The offering is subject to certain closing conditions.

The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This release contains forward-looking statements that reflect management's current views as to Inhale's collaborative arrangements, clinical trials, product developments, manufacturing scale-up, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-Q for the fiscal quarter ended Sept. 30, 1999. Actual results could differ materially from these forward-looking statements.


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